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                                                                    Exhibit 99.1

CONTACT:                                                   FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


              BLYTH, INC. INCREASES SHARE REPURCHASE AUTHORIZATION


GREENWICH, CT, USA, April 4, 2002: Blyth, Inc. (NYSE:BTH) today announced an increase of up to two million shares in the Company's Common Stock repurchase program. The authorization was approved at the April 4, 2002 Blyth Board of Directors meeting. As of March 31, 2002, the Company had approximately 46.3 million shares outstanding.

The Blyth stock repurchase program was initiated by the Board of Directors in September, 1998. The initial authorization of one million shares of Common Stock has been increased three times previously. Today's increase brings the cumulative authorization to six million shares.

As of March 31, 2002, the Company has repurchased approximately 3.27 million shares at a cost of approximately $76.6 million since the program began in 1998. After giving effect to those repurchases and to the additional authorization approved by the Board of Directors today, 2.73 million shares remain available for repurchase under the total authorization.

Robert B. Goergen, Blyth's Chairman of the Board and CEO, commenting on the Company's decision to extend its share repurchase program, said, "We believe that Blyth's business fundamentals are solid and our growth prospects are strong. Our significant cash position allows us to repurchase Blyth stock and enhance shareholder value while continuing to invest in our future. We expect to repurchase shares over an extended period of time, with the specific timing dependent on price, market conditions and other factors, such as shares issued under the employee stock option plan."

Blyth, Inc., headquartered in Greenwich, CT, USA, designs, manufactures and markets an extensive line of candles and home fragrance products including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and portable heating fuel, and markets a broad range of related candle accessories. Its products are sold direct to the consumer under the PartyLite(R) brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod(R), Kate's(TM) and Carolina(R) brands, in the mass retail channel under the Florasense(R), Ambria(TM) and FilterMate(R) brands and to the Foodservice industry, under the Ambria(TM), Sterno(R) and HandyFuel(R) brand names. In Europe, its products are also sold under the Gies, Colonial and Wax Lyrical brands. Blyth also markets a broad range of Creative Expressions products, including seasonal and home decor products under the Midwest of Cannon Falls(R) brand, decorative seasonal products under the Impact(TM) brand, and paper-related products under the Jeanmarie(R) brand. Net Sales for the twelve months ended January 31, 2002 totaled $1,199 million.


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Blyth, Inc. can be found on the Internet at WWW.BLYTHINC.COM.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company's historic growth rate, the Company's ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign products, risks associated with our ability to recruit new independent sales consultants, our dependence on key management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2001 and in the Company's Annual Report on Form 10-K for the year ended January 31, 2001.

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